EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Don Markley or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS RECORD FIRST QUARTER REVENUE OF $13.6 MILLION
AS ATHERECTOMY PRODUCT SALES INCREASE 97%
COLORADO SPRINGS, Colo. (April 19, 2006) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the first quarter ended March 31, 2006.
Revenue in the quarter ended March 31, 2006 was $13.6 million, up 50% compared with $9.1 million in the first quarter of 2005. Revenue growth was driven primarily by Spectranetics’ atherectomy product sales, which increased 97% compared with the first quarter of 2005. For the first quarter of 2006, disposable product revenue rose 57% to $10.7 million, laser revenue rose 76% to $1.4 million, and service and other revenue rose 7% to $1.6 million compared with the first quarter of 2005.
The worldwide installed base of laser systems increased to 523 as of March 31, 2006, of which 404 were in the United States, which includes net laser placements of 29 laser units this quarter compared with 12 net placements in the first quarter of 2005.
Gross margin for the quarter was 73%, compared with gross margin of 76% in the first quarter of 2005. The decline from the previous year is primarily due to an increase in staffing, production equipment and related costs targeted at raising production capacity. Operating expenses in the first quarter of 2006 were $10.7 million, up 56% compared with the first quarter of 2005. The increase is primarily related to ongoing investment in our field sales organization, physician training, clinical research and product development initiatives to further penetrate the market for treating peripheral arterial disease (PAD). Operating expenses in the first quarter of 2006 also include stock-based compensation expense of $620,000, pursuant to the adoption of Statement of Financial Accounting Standards 123, Revised 2005, “Share-Based Payment”, which the Company adopted on January 1, 2006.
For the first quarter of 2006, the Company recorded a net loss of $638,000, or $0.02 per diluted share, compared with net income of $75,000, or $0.00 per diluted share, in the first quarter of 2005. Pre-tax net loss in the first quarter of 2006, including stock-based compensation expense of $620,000, was $619,000, compared with pre-tax net income of $132,000 in the first quarter of 2005.

“The acceleration of revenue growth in the first quarter reflects our continuing focus on penetrating and expanding the market for laser atherectomy to treat PAD,” said John G. Schulte, President and Chief Executive Officer. “Both disposable product and laser equipment sales grew at faster rates than in recent quarters, largely due to the strong market acceptance of our peripheral atherectomy products and the success of our physician training program. During the quarter, we also increased the number of field sales employees from 55 to 67, placing us on target to build our sales organization to 75 to 80 employees by year end. We believe the performance in the first quarter demonstrates the strength of our competitive position and a growing market opportunity, and gives us confidence that our investments in product development, clinical research, and sales and marketing are creating value for Spectranetics’ shareholders.”
Cash, cash equivalents and current and non-current investment securities totaled $11.2 million as of March 31, 2006, compared with $16.9 million as of December 31, 2005. Cash disbursements in the first quarter of 2005 included a final payment of $2.9 million to Edwards Lifesciences Corporation related to the settlement of arbitration proceedings.
Confirming Guidance for 2006
Spectranetics today confirmed its previous 2006 financial guidance as follows:
Revenue is estimated to be within the range of $55 million to $58 million, representing 27% to 34% growth over 2005 revenue; this guidance takes into consideration the following key factors:
1.	Continued penetration of the peripheral atherectomy market and extension of the Turbo features to the entire CLiRpath product line during the first six months of 2006.

2.	Continued growth in new laser placements, which are expected to be within the range of 80 to 100 net new laser placements in 2006.

3.	Continued expansion of the field sales organization; Spectranetics expects the total number of field sales employees to be in the range of 75 to 80 by the end of 2006, an increase of 20 to 25 from year-end 2005.

4.	Continued increases in product development and clinical research activities.
The Company expects net income, including stock-based compensation, to be within the range of a $2.5 to $5.5 million net loss, and assumes gross margins in the mid-seventies. Stock-based compensation is estimated to be within the range of $2.5 million to $3.5 million during 2006.
In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Spectranetics’ publicly filed documents.
Conference Call
Management will host an investment-community conference call today beginning at 10:00 Mountain Time, 12:00 Noon, Eastern Time, to discuss these results. Individuals interested in listening to the conference call can dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relation’s section of www.spectranetics.com.
The telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 6844158. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics develops, manufactures and distributes single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system for use with its proprietary excimer laser system. Our CVX-300® laser is the only laser system approved in the United States, Europe, Japan and Canada for use in multiple, minimally invasive cardiovascular procedures, including atherectomy for the treatment of peripheral and coronary arterial disease and also for the removal of infected, defective or abandoned pacemaker and ICD leads.
Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include market acceptance of excimer laser atherectomy and lead removal products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
- Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenue	$13,617	$9,053
Cost of revenue	3,647	2,176

Gross margin	9,970	6,877
Gross margin %	73%	76%
Operating expenses:
Selling, general and administrative	8,879 (1)	5,384
Research, development and other technology	1,834 (2)	1,465

Total operating expenses	10,713	6,849

Operating income (loss)	(743)	28
Other income, net	124	104

Income (loss) before taxes	(619)	132
Income tax expense	(19)	(57)

Net income (loss)	$(638)	$75

Earnings (loss) per common and common equivalent share — basic and diluted	$(0.02)	$0.00

Weighted average shares outstanding
Basic	26,360	25,663
Diluted	26,360	27,641

(1)	Includes stock-based compensation of $527,000 for the three months ended March 31, 2006.

(2)	Includes stock-based compensation of $93,000 for the three months ended March 31, 2006.

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(dollars in thousands, unaudited)

	March 31,	December 31,
	2006	2005
Assets
Current assets
Cash, cash equivalents and investment
securities, available for sale	$10,212	$14,937
Accounts receivable, net	9,497	8,141
Inventories	4,239	2,967
Deferred tax asset	65	65
Other current assets	820	663

Total current assets	24,833	26,773
Property and equipment, net	10,519	8,801
Investment securities, non-current	971	1,976
Deferred tax asset, non-current	763	782
Other assets	408	443

Total assets	$37,494	$38,775

Liabilities and stockholders’ equity
Current liabilities	9,687	11,560
Non-current liabilities	22	31
Stockholders’ equity	27,785	27,184

Total liabilities and stockholders’ equity	$37,494	$38,775

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Summary Financial Data:	2005				2006
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
(dollars in thousands, except per share data)
Laser Revenue:
Equipment sales	$416	$691	$767	$972	$820
Rental fees	367	406	447	629	560

Total laser revenue	783	1,097	1,214	1,601	1,380
Disposable Products Revenue:
Fiber-optic atherectomy revenue	2,962	4,207	4,236	4,809	5,081
Support catheter revenue	411	755	793	955	1,573

Total atherectomy revenue	3,373	4,962	5,029	5,764	6,654
Fiber-optic lead removal revenue	2,384	2,254	2,441	2,438	2,759
Other devices and accessories revenue	1,049	1,114	1,209	1,028	1,255

Total lead removal revenue	3,433	3,368	3,650	3,466	4,014
Service and other revenue	1,464	1,218	1,337	1,453	1,569
Total revenue	9,053	10,645	11,230	12,284	13,617
Net income (loss)	75	242	506	215	(638) *
Net income (loss) per share
Basic	0.00	0.01	0.02	0.01	(0.02)
Diluted	0.00	0.01	0.02	0.01	(0.02)
Cash flow generated (used) from operating activities	(1,011)	(244)	460	330	(5,501)
Total cash and investment securities-current and non-current	15,941	16,074	16,800	16,913	11,183
Laser sales summary:
Laser sales from inventory	2	3	4	2	2
Laser sales from evaluation/rental units	1	2	2	6	4

Total laser sales	3	5	6	8	6
* Includes stock-based compensation of $620,000 Worldwide Installed Base Summary:
Laser sales from inventory	2	3	4	2	2
Rental placements	1	9	14	26	22
Evaluation placements	16	8	4	8	8

Laser placements during quarter	19	20	22	36	32
Buy-backs/returns during quarter	(7)	(3)	(4)	(6)	(3)

Net laser placements during quarter	12	17	18	30	29
Total lasers placed as of end of quarter	429	446	464	494	523